Wiley Reports Third Quarter Fiscal Year 2023 Results
March 9, 2023 - Hoboken, NJ – Wiley (NYSE: WLY), one of the world’s largest publishers and a global leader in scientific research and career-connected education, today announced results for the third quarter ended January 31, 2023.

•GAAP Results: Revenue of $491 million (-5% vs. prior year), Operating loss of $67 million (-$113M vs. prior year), and EPS loss of $1.29 (-$1.92 vs. prior year). Losses primarily due to non-cash goodwill impairment in Education Services/University Services and restructuring charges
•Adjusted Results at constant currency: Revenue of $491 million (-2% vs. prior year), Adjusted EBITDA of $98 million (-3% vs. prior year), and Adjusted EPS of $0.85 (-9% vs. prior year)
•Fiscal 2023 Outlook: Reduced to reflect increased Academic headwinds and a publishing pause in a Hindawi special issues program
•Accelerating wide-ranging simplification and optimization efforts to drive meaningful margin improvement

MANAGEMENT COMMENTARY
“Our third quarter results and revised full year outlook are clearly below our expectations,” said Brian Napack, President and CEO. “While our core business and markets are strong, we’ve been challenged this year by unpredictable market headwinds and an unplanned publishing pause at Hindawi. Looking ahead, we are now accelerating and expanding our work to create a more-focused Wiley that drives consistent growth with fewer moving parts and greater profitability.”

THIRD QUARTER PERFORMANCE

GAAP Measures Unaudited ($millions except for EPS)	Q3 2023	Q3 2022	Change
Revenue	$491.4	$515.9	(5%)
Operating (Loss) Income	($67.1)	$46.0	#
Diluted EPS	($1.29)	$0.63	#
Non-GAAP Measures	Q3 2023	Q3 2022	Change	Change Constant Currency
Revenue	$491.4	$515.9	(5%)	(2%)
Adjusted EBITDA	$97.7	$99.8	(2%)	(3%)
Adjusted EPS	$0.85	$0.95	(11%)	(9%)
# Not meaningful
Please see attached financial tables for results for three-month and nine-month periods
Excluding acquisitions and currency impact, revenue was down 3% for the quarter
Unfavorable FX variance of $13 million in Revenue; favorable variance of $0.6 million in Adjusted EBITDA; unfavorable variance of $0.01 in Adjusted EPS

NEW SEGMENT REPORTING
Wiley has reorganized its Education lines of business into two new customer-centric segments. The Academic segment addresses the university customer group and includes Academic Publishing and University Services. The Talent segment addresses the corporate customer group and will be focused on delivering training, sourcing, and upskilling solutions. These new segments replace Academic & Professional Learning and Education Services. The Research segment and Corporate Expense category remain unchanged. Please see the attached financial schedules for more detail.

Revenue
•Research was down 4% as reported, or down 2% at constant currency and excluding acquisitions, primarily due to a pause in the Hindawi special issues publishing program. The program was suspended temporarily due to the presence in certain special issues of compromised articles. As a result, Hindawi revenue declined $9 million vs. prior year, offsetting growth in other open access publishing programs.
•Academic declined 11% as reported and 10% at constant currency and excluding acquisitions. Academic Publishing revenue performance primarily reflects print declines, offsetting growth in digital courseware. University Services was down due to continued online enrollment challenges and lower fee for service revenue.
•Talent increased 13% as reported and 18% at constant currency with double-digit growth in placements and corporate training driving performance.

Adjusted EBITDA
•Research EBITDA was down 7% at constant currency driven by revenue performance and technology investment.
•Academic EBITDA declined 20% at constant currency primarily due to the revenue performance.
•Talent EBITDA declined 2% at constant currency due to investments to drive scale in talent development (“Wiley Edge”) and increased inflationary impacts on placements.
•Adjusted Corporate Expenses declined 26% at constant currency mainly due to lower incentive compensation accrual and reduced technology expenses.

EPS
•GAAP EPS was a loss of $1.29 primarily due to non-cash impairment, restructuring and settlement charges in the quarter totalling $1.86.
◦Goodwill Impairment – Wiley recorded a non-cash goodwill impairment charge of $100 million, or $1.69 per share, for its Education Services and University Services businesses. This charge primarily reflected continued enrollment headwinds, a rising interest rate environment, and lower market multiples. Given Wiley’s segment realignment, the Company is required to test goodwill for impairment immediately before and after the realignment.
◦Restructuring and other charges – Wiley recorded restructuring charges of $9 million or $0.12 per share, primarily related to the closure of a tech development center in Russia. Wiley also recorded a legal settlement of $4 million or $0.05 per share related to consideration for a previous acquisition.
•Adjusted EPS of $0.85 was down 9% at constant currency primarily due to lower Adjusted Operating Income, higher interest expense and lower pension credits, partially offset by lower tax expense.

Balance Sheet, Cash Flow, and Capital Allocation
•Net Debt-to-EBITDA ratio (trailing twelve months) at quarter-end was 2.1 compared to 1.9 in the year-ago period, and 1.6 at year end (April 30).
•Net Cash Provided by Operating Activities (YTD) was $54 million compared to $158 million in the prior year period. This is primarily due to working capital timing, lower cash earnings, and restructuring payments. Wiley expects working capital timing to largely resolve in the fourth quarter.
•Free Cash Flow less Product Development Spending (YTD) was a use of $22 million vs. a source of $77 million in the prior year period, primarily due to working capital timing, lower cash earnings, and restructuring payments. Wiley expects working capital timing issues to largely resolve in the fourth quarter.
•Share Repurchases: During the quarter, the Company utilized $6.5 million to repurchase approximately 158 thousand shares at an average cost per share of $41.14. Year to date, the Company spent $24 million on approximately 540 thousand shares. Wiley has $173 million remaining in its current authorization program.

FOREIGN EXCHANGE ADJUSTMENT
As a result of significant currency fluctuations, Wiley noted that Adjusted EBITDA in Research was being adversely impacted by Research royalty expenses denominated in GBP but derived from USD revenues in its UK subsidiary. The Company normalized for this FX impact, resulting in a constant currency Adjusted EBITDA benefit of $2 million this quarter. Note we have also amended our Q1 and Q2 Adjusted EBITDA (+$3 million each quarter, respectively) for Research and Wiley overall to reflect the benefit for those periods. In the prior fiscal year, this impact was not significant. The Company believes this change will more adequately reflect Wiley’s true operating performance.

FISCAL YEAR 2023 OUTLOOK
Wiley is reducing its financial outlook at constant currency:
•Revenue: downward revision primarily due to increased Academic market headwinds and the publishing pause in Hindawi special issues.
•Adjusted EBITDA and Adjusted EPS: downward revision due to lower projected revenue. Adjusted EPS further impacted by higher interest expense.
•Free Cash Flow: downward revision due to lower projected cash earnings and higher restructuring payments, mainly related to the closing of Wiley’s Russia tech development center.

Metric ($millions, except EPS)	FY22 Actual*	FY23 Outlook* Constant currency Previous	FY23 Outlook* Constant currency Current	FX Impact**	FY23 Outlook^ YTD average rates Current
Revenue	$2,083	$2,110 - $2,150	$2,065 - $2,090	($60)	$2,005 - $2,030
Adjusted EBITDA	$433	$425 - $450	$395- $410	Immaterial	$395- $410
Adjusted EPS	$4.16	$3.70 - $4.05	$3.30 - $3.55	Immaterial	$3.30 - $3.55
Free Cash Flow	$223	$210 - $235	$160 - $185	Immaterial	$160 - $185

*Based on Fiscal 2022 average rates of 1.15 euro and 1.36 British pound
**Variance between Fiscal 2022 average rates and YTD Fiscal 2023 average rates
^Fiscal 2023 outlook at average YTD rates: 1.04 euro and 1.20 British pound

Scheduled for today, March 9 at 10:00 am (ET). Access webcast at investors.wiley.com, or directly at https://events.q4inc.com/attendee/486910551. US callers, please dial (888) 210-3346 and enter code 2521217#. International callers, please dial (646) 960-0253 and enter the code 2521217#.

ABOUT WILEY
Wiley is one of the world’s largest publishers and a global leader in scientific research and career-connected education. Founded in 1807, Wiley enables discovery, powers education, and shapes workforces. Through its industry-leading content, digital platforms, and knowledge networks, the company delivers on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

NON-GAAP FINANCIAL MEASURES
Wiley provides non-GAAP financial measures and performance results such as “Adjusted EPS,” “EBITDA,” “Adjusted EBITDA,” “Adjusted Contribution to Profit,” “Adjusted Income before Taxes,” “Adjusted Income Tax Provision,” “Adjusted Effective Tax Rate,” “Free Cash Flow less Product Development Spending,” “organic revenue,” and results on a Constant Currency basis to assess underlying business performance and trends. Management believes non-GAAP financial measures, which exclude the impact of restructuring charges and credits and certain other items, and the impact of acquisitions provide a useful comparable basis to analyze operating results and earnings. See the reconciliations of non-GAAP financial measures and explanations of the uses of non- GAAP measures in the supplementary information. We have not provided our 2023 outlook for the most directly comparable US GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses. These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with US GAAP.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to: (i) the level of investment by Wiley in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities; (x) the Company’s ability to realize operating savings over time and in fiscal year 2023 in connection with our multi-year Business Optimization Program and Fiscal Year 2023 Restructuring Program; (xi) the impact of COVID-19 on our operations, performance, and financial condition; and (xii) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Category: ALL CORPORATE NEWS

Category: Earnings releases

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2)
CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Revenue, net	$491,368	$515,884	$1,493,773	$1,537,275
Costs and expenses:
Cost of sales	174,051	172,916	518,384	513,654
Operating and administrative expenses	255,798	275,475	791,578	800,254
Impairment of goodwill (3)	99,800	—	99,800	—
Restructuring and related charges (credits)	8,807	448	45,204	(1,161)
Amortization of intangible assets	19,968	21,056	65,389	63,683
Total costs and expenses	558,424	469,895	1,520,355	1,376,430

Operating (loss) income	(67,056)	45,989	(26,582)	160,845
As a % of revenue	-13.6%	8.9%	-1.8%	10.5%

Interest expense	(11,521)	(5,103)	(27,185)	(14,739)
Foreign exchange transaction gains (losses)	421	(488)	283	(1,488)
Gain on sale of certain assets	—	—	—	3,694
Other income, net	705	2,821	976	9,524

(Loss) income before taxes	(77,451)	43,219	(52,508)	157,836

(Benefit) provision for income taxes	(5,982)	7,853	(1,397)	52,673
Effective tax rate	7.7%	18.2%	2.7%	33.4%
Net (loss) income	$(71,469)	$35,366	$(51,111)	$105,163
As a % of revenue	-14.5%	6.9%	-3.4%	6.8%

(Loss) earnings per share
Basic	$(1.29)	$0.63	$(0.92)	$1.89
Diluted	$(1.29)	$0.63	$(0.92)	$1.86

Weighted average number of common shares outstanding
Basic	55,514	55,701	55,625	55,789
Diluted (4)	55,514	56,389	55,625	56,481

Notes:
(1) The supplementary information included in this press release for the three and nine months ended January 31, 2023 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) As previously announced, in the third quarter of fiscal year 2023 we have reorganized our Education lines of business into two new customer-centric segments. Our new segment reporting structure consists of three reportable segments which includes Research (no changes), Academic, and Talent, as well as a Corporate expense category (no change). As a result of this realignment, we were required to test goodwill for impairment immediately before and after the realignment. Prior to the realignment, we concluded that the fair value of the Education Services reporting unit was below its carrying value, which resulted in a pre-tax non-cash goodwill impairment of $31.0 million. After the realignment, we concluded that the fair value of the University Services reporting unit within the Academic segment was below its carrying value which resulted in an additional pre-tax non-cash goodwill impairment of $68.8 million.

(4) In calculating diluted net loss per common share for the three and nine months ended January 31, 2023 our diluted weighted average number of common shares outstanding excludes the effect of unvested restricted stock units and other stock awards as the effect was anti-dilutive. This occurs when a US GAAP net loss is reported and the effect of using dilutive shares is antidilutive.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2)
RECONCILIATION OF US GAAP MEASURES to NON-GAAP MEASURES
(unaudited)

Reconciliation of US GAAP EPS to Non-GAAP Adjusted EPS
	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
US GAAP (Loss) Earnings Per Share - Diluted	$(1.29)	$0.63	$(0.92)	$1.86
Adjustments:
Impairment of goodwill	1.69	—	1.69	—
Legal settlement (3)	0.05	—	0.05	—
Restructuring and related charges (credits)	0.12	0.01	0.60	(0.02)
Foreign exchange (gains) losses on intercompany transactions	(0.03)	0.01	0.01	—
Amortization of acquired intangible assets (4)	0.29	0.30	0.96	0.93
Gain on sale of certain assets (5)	—	—	—	(0.05)
Income tax adjustments (6)	—	—	—	0.37
EPS impact of using weighted-average dilutive shares for adjusted EPS calculation (7)	0.02	—	0.01	—
Non-GAAP Adjusted Earnings Per Share - Diluted	$0.85	$0.95	$2.40	$3.09

Reconciliation of US GAAP (Loss) Income Before Taxes to Non-GAAP Adjusted Income Before Taxes
(amounts in thousands)	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
US GAAP (Loss) Income Before Taxes	$(77,451)	$43,219	$(52,508)	$157,836
Pretax Impact of Adjustments:
Impairment of goodwill	99,800	—	99,800	—
Legal settlement (3)	3,671	—	3,671	—
Restructuring and related charges (credits)	8,807	448	45,204	(1,161)
Foreign exchange (gains) losses on intercompany transactions	(2,414)	722	906	494
Amortization of acquired intangible assets (4)	21,042	22,189	68,611	67,081
Gain on sale of certain assets (5)	—	—	—	(3,694)
Non-GAAP Adjusted Income Before Taxes	$53,455	$66,578	$165,684	$220,556

Reconciliation of US GAAP Income Tax (Benefit) Provision to Non-GAAP Adjusted Income Tax Provision, including our US GAAP Effective Tax Rate and our Non-GAAP Adjusted Effective Tax Rate

US GAAP Income Tax (Benefit) Provision	$(5,982)	$7,853	$(1,397)	$52,673
Income Tax Impact of Adjustments (8)
Impairment of goodwill	4,857	—	4,857	—
Legal settlement (3)	716	—	716	—
Restructuring and related charges (credits)	2,221	114	11,159	(118)
Foreign exchange (gains) losses on intercompany transactions	(596)	239	274	258
Amortization of acquired intangible assets (4)	4,591	4,834	14,811	15,097
Gain on sale of certain assets (5)	—	—	—	(922)
Income Tax Adjustments:
Impact of increase in UK statutory rate on deferred tax balances (6)	—	—	—	(20,726)
Non-GAAP Adjusted Income Tax Provision	$5,807	$13,040	$30,420	$46,262

US GAAP Effective Tax Rate	7.7%	18.2%	2.7%	33.4%
Non-GAAP Adjusted Effective Tax Rate	10.9%	19.6%	18.4%	21.0%

Notes:
(1)	See Explanation of Usage of Non-GAAP Performance Measures included in this supplementary information for additional details on the reasons why management believes presentation of each non-GAAP performance measure provides useful information to investors. The supplementary information included in this press release for the three and nine months ended January 31, 2023 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	All amounts are approximate due to rounding.

(3)	In the three months ended January 31, 2023, we settled a litigation matter related to consideration for a previous acquisition for $3.7 million.

(4)	Reflects the amortization of intangible assets established on the opening balance sheet for an acquired business. This includes the amortization of intangible assets such as developed technology, customer relationships, tradenames, etc., which is reflected in the "Amortization of intangible assets" line in the Condensed Consolidated Statements of Net (Loss) Income. It also includes the amortization of acquired product development assets, which is reflected in Cost of sales in the Condensed Consolidated Statements of Net (Loss) Income.

(5)	The gain on sale of certain assets is due to the sale of our world languages product portfolio which was included in our Academic segment, and resulted in a pretax gain of approximately $3.7 million during the nine months ended January 31, 2022.

(6)	In the three months ended July 31, 2021, the UK enacted legislation that increased its statutory rate from 19% to 25% effective April 1, 2023. This resulted in a $20.7 million non-cash deferred tax expense from the re-measurement of the Company’s applicable UK net deferred tax liabilities during the three months ended July 31, 2021. These adjustments impacted deferred taxes.

(7)	Represents the impact of using diluted weighted-average number of common shares outstanding (56.1 million shares and 56.3 million shares for the three and nine months ended January 31, 2023, respectively) included in the Non-GAAP Adjusted EPS calculation in order to apply the dilutive impact on adjusted net income due to the effect of unvested restricted stock units and other stock awards. This impact occurs when a US GAAP net loss is reported and the effect of using dilutive shares is antidilutive.

(8)	For the three months ended January 31, 2023, the tax impact was $4.0 million from current taxes and $7.8 million from deferred taxes. For the nine months ended January 31, 2023, the tax impact was $5.5 million from current taxes and $26.3 million from deferred taxes. For the three and nine months ended January 31, 2022, substantially all of the tax impact was from deferred taxes.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
RECONCILIATION OF US GAAP NET (LOSS) INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Net (Loss) Income	$(71,469)	$35,366	$(51,111)	$105,163
Interest expense	11,521	5,103	27,185	14,739
(Benefit) provision for income taxes	(5,982)	7,853	(1,397)	52,673
Depreciation and amortization	52,442	53,363	163,142	162,484
Non-GAAP EBITDA	(13,488)	101,685	137,819	335,059
Impairment of goodwill	99,800	—	99,800	—
Legal settlement	3,671	—	3,671	—
Restructuring and related charges (credits)	8,807	448	45,204	(1,161)
Foreign exchange transaction (gains) losses	(421)	488	(283)	1,488
Gain on sale of certain assets	—	—	—	(3,694)
Other income, net	(705)	(2,821)	(976)	(9,524)
Non-GAAP Adjusted EBITDA	$97,664	$99,800	$285,235	$322,168
Adjusted EBITDA Margin	19.9%	19.3%	19.1%	21.0%

Notes:
(1) See Explanation of Usage of Non-GAAP Performance Measures included in this supplementary information for additional details on the reasons why management believes presentation of each non-GAAP performance measure provides useful information to investors. The supplementary information included in this press release for the three and nine months ended January 31, 2023 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2) (3)
SEGMENT RESULTS
(in thousands)
(unaudited)

			% Change
	Three Months Ended January 31,		Favorable (Unfavorable)
	2023	2022 (3)	Reported	Constant Currency
Research:
Revenue, net
Research Publishing (4)	$213,720	$224,553	-5%	-3%
Research Solutions (4)	39,880	38,788	3%	6%
Total Revenue, net	$253,600	$263,341	-4%	-1%

Contribution to Profit	$56,860	$62,165	-9%	-10%
Adjustments:
Restructuring charges	317	—	#	#
Non-GAAP Adjusted Contribution to Profit	$57,177	$62,165	-8%	-9%
Depreciation and amortization	23,123	23,914	3%	1%
Non-GAAP Adjusted EBITDA	$80,300	$86,079	-7%	-7%
Adjusted EBITDA margin	31.7%	32.7%

Academic:
Revenue, net
Academic Publishing	$128,564	$143,583	-10%	-8%
University Services	48,951	55,435	-12%	-11%
Total Revenue, net	$177,515	$199,018	-11%	-9%

Contribution to Profit	$(80,663)	$31,711	#	#
Adjustments:
Restructuring charges	1,851	261	#	#
Impairment of goodwill	99,800	—	#	#
Non-GAAP Adjusted Contribution to Profit	$20,988	$31,972	-34%	-34%
Depreciation and amortization	19,922	19,693	-1%	-2%
Non-GAAP Adjusted EBITDA	$40,910	$51,665	-21%	-20%
Adjusted EBITDA margin	23.0%	26.0%

Talent:
Total Revenue, net	$60,253	$53,525	13%	18%

Contribution to Profit	$5,243	$5,717	-8%	-7%
Adjustments:
Restructuring charges (credits)	72	(41)	#	#
Non-GAAP Adjusted Contribution to Profit	$5,315	$5,676	-6%	-5%
Depreciation and amortization	5,458	5,605	3%	-1%
Non-GAAP Adjusted EBITDA	$10,773	$11,281	-5%	-2%
Adjusted EBITDA margin	17.9%	21.1%

Corporate Expenses:	$(48,496)	$(53,604)	10%	7%
Adjustments:
Restructuring charges	6,567	228	#	#
Legal settlement (5)	3,671	—	#	#
Non-GAAP Adjusted Contribution to Profit	$(38,258)	$(53,376)	28%	26%
Depreciation and amortization	3,939	4,151	5%	0%
Non-GAAP Adjusted EBITDA	$(34,319)	$(49,225)	30%	28%

Consolidated Results:
Revenue, net	$491,368	$515,884	-5%	-2%

Operating (Loss) Income	$(67,056)	$45,989	#	#
Adjustments:
Restructuring charges	8,807	448	#	#
Impairment of goodwill	99,800	—	#	#
Legal settlement (5)	3,671	—	#	#
Non-GAAP Adjusted Operating Income	$45,222	$46,437	-3%	-6%
Depreciation and amortization	52,442	53,363	2%	-1%
Non-GAAP Adjusted EBITDA	$97,664	$99,800	-2%	-3%
Adjusted EBITDA margin	19.9%	19.3%

Notes:
(1) The supplementary information included in this press release for the three and nine months ended January 31, 2023 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) During the three months ended January 31, 2023, we have reorganized our Education lines of business into two new customer-centric segments. The Academic segment addresses the university customer group and includes Academic Publishing and University Services. The Talent segment addresses the corporate customer group and will be focused on delivering training, sourcing, and upskilling solutions. Our new segment reporting structure consists of three reportable segments which includes Research (no changes), Academic, and Talent, as well as a Corporate expense category (no change), which includes certain costs that are not allocated to the reportable segments. Prior period segment results have been revised to the new segment presentation. There were no changes to our consolidated financial results.

(4) As previously announced in May 2022, our revenue by product type previously referred to as Research Platforms was changed to Research Solutions. Research Solutions includes infrastructure and publishing services that help societies and corporations thrive in a complex knowledge ecosystem. In addition to Platforms (Atypon), certain product offerings such as corporate sales which included the recent acquisitions of Madgex Holdings Limited (Madgex), and Bio-Rad Laboratories Inc.’s Informatics products (Informatics) that were previously included in Research Publishing moved to Research Solutions to align with our strategic focus. Research Solutions also includes product offerings related to certain recent acquisitions such as J&J, and EJP. Prior period results have been revised to the new presentation. There were no changes to the total Research segment or our consolidated financial results. The revenue was $24.3 million for the three months ended January 31, 2022, $68.4 million for the nine months ended January 30, 2022, $93.3 million for the year ended April 30, 2022, and $80.3 million for the year ended April 30, 2021.

(5) In the three months ended January 31, 2023, we settled a litigation matter related to consideration for a previous acquisition for $3.7 million.

(6) On January 1, 2020, Wiley acquired mthree, a talent placement provider that addresses the IT skills gap by finding, training, and placing job-ready technology talent in roles with leading corporations worldwide. Its results of operations are included in our Talent segment. In late May 2022, Wiley renamed the mthree talent development solution to Wiley Edge and discontinued use of the mthree trademark during the three months ended July 31, 2022. As a result of these actions, we determined that a revision of the useful life was warranted, and the intangible asset was fully amortized over its remaining useful life resulting in accelerated amortization expense of $4.6 million in the three months ended July 31, 2022.

# Variance greater than 100%

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2) (3)
SEGMENT RESULTS
(in thousands)
(unaudited)

			% Change
	Nine Months Ended January 31,		Favorable (Unfavorable)
	2023	2022 (3)	Reported	Constant Currency
Research:
Revenue, net
Research Publishing (4)	$685,884	$706,690	-3%	1%
Research Solutions (4)	113,988	106,561	7%	11%
Total Revenue, net	$799,872	$813,251	-2%	2%

Contribution to Profit	$199,162	$218,004	-9%	-8%
Adjustments:
Restructuring charges	1,577	238	#	#
Non-GAAP Adjusted Contribution to Profit	$200,739	$218,242	-8%	-7%
Depreciation and amortization	70,308	71,140	1%	-2%
Non-GAAP Adjusted EBITDA	$271,047	$289,382	-6%	-5%
Adjusted EBITDA margin	33.9%	35.6%

Academic:
Revenue, net
Academic Publishing	$354,728	$400,740	-11%	-9%
University Services	152,892	169,002	-10%	-9%
Total Revenue, net	$507,620	$569,742	-11%	-9%

Contribution to Profit	$(78,399)	$69,175	#	#
Adjustments:
Restructuring charges (credits)	10,091	(347)	#	#
Impairment of goodwill	99,800	—	#	#
Non-GAAP Adjusted Contribution to Profit	$31,492	$68,828	-54%	-52%
Depreciation and amortization	61,547	61,622	0%	-1%
Non-GAAP Adjusted EBITDA	$93,039	$130,450	-29%	-27%
Adjusted EBITDA margin	18.3%	22.9%

Talent:
Total Revenue, net	$186,281	$154,282	21%	28%

Contribution to Profit	$17,888	$16,370	9%	13%
Adjustments:
Restructuring charges	2,400	245	#	#
Accelerated amortization of an intangible asset (6)	4,594	—	#	#
Non-GAAP Adjusted Contribution to Profit	$24,882	$16,615	50%	53%
Depreciation and amortization	14,688	17,304	15%	9%
Non-GAAP Adjusted EBITDA	$39,570	$33,919	17%	21%
Adjusted EBITDA margin	21.2%	22.0%

Corporate Expenses:	$(165,233)	$(142,704)	-16%	-20%
Adjustments:
Restructuring charges (credits)	31,136	(1,297)	#	#
Legal settlement (5)	3,671	—	#	#
Non-GAAP Adjusted Contribution to Profit	$(130,426)	$(144,001)	9%	5%
Depreciation and amortization	12,005	12,418	3%	0%
Non-GAAP Adjusted EBITDA	$(118,421)	$(131,583)	10%	6%

Consolidated Results:
Revenue, net	$1,493,773	$1,537,275	-3%	1%

Operating (Loss) Income	$(26,582)	$160,845	#	#
Adjustments:
Restructuring charges (credits)	45,204	(1,161)	#	#
Impairment of goodwill	99,800	—	#	#
Legal settlement (5)	3,671	—	#	#
Accelerated amortization of an intangible asset (6)	4,594	—	#	#
Non-GAAP Adjusted Operating Income	$126,687	$159,684	-21%	-22%
Depreciation and amortization	158,548	162,484	2%	0%
Non-GAAP Adjusted EBITDA	$285,235	$322,168	-11%	-11%
Adjusted EBITDA margin	19.1%	21.0%

# Variance greater than 100%

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
(unaudited)

	January 31, 2023	April 30, 2022
Assets:
Current assets
Cash and cash equivalents	$126,449	$100,397
Accounts receivable, net	283,654	331,960
Inventories, net	33,167	36,585
Prepaid expenses and other current assets	87,896	81,924
Total current assets	531,166	550,866

Technology, property and equipment, net	248,298	271,572
Intangible assets, net	868,267	931,429
Goodwill	1,203,254	1,302,142
Operating lease right-of-use assets	94,672	111,719
Other non-current assets	204,598	193,967
Total assets	$3,150,255	$3,361,695

Liabilities and shareholders' equity:
Current liabilities
Accounts payable	$32,384	$77,438
Accrued royalties	154,227	101,596
Short-term portion of long-term debt	5,000	18,750
Contract liabilities	369,250	538,126
Accrued employment costs	81,106	117,121
Short-term portion of operating lease liabilities	20,055	20,576
Other accrued liabilities	98,947	95,812
Total current liabilities	760,969	969,419
Long-term debt	940,576	768,277
Accrued pension liability	78,283	78,622
Deferred income tax liabilities	144,602	180,065
Operating lease liabilities	119,803	132,541
Other long-term liabilities	79,122	90,502
Total liabilities	2,123,355	2,219,426
Shareholders' equity	1,026,900	1,142,269
Total liabilities and shareholders' equity	$3,150,255	$3,361,695

Notes:
(1) The supplementary information included in this press release for January 31, 2023 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended January 31,
	2023	2022
Operating activities:
Net (loss) income	$(51,111)	$105,163
Impairment of goodwill	99,800	—
Amortization of intangible assets	65,389	63,683
Amortization of product development assets	25,175	26,662
Depreciation and amortization of technology, property, and equipment	72,578	72,139
Other noncash charges	71,660	69,347
Net change in operating assets and liabilities	(229,773)	(178,510)
Net cash provided by operating activities	53,718	158,484

Investing activities:
Additions to technology, property, and equipment	(57,616)	(60,668)
Product development spending	(17,763)	(20,388)
Businesses acquired in purchase transactions, net of cash acquired	(5,792)	(70,620)
Proceeds related to the sale of certain assets	40	3,375
Acquisitions of publication rights and other	1,059	(3,750)
Net cash used in investing activities	(80,072)	(152,051)

Financing activities:
Net debt borrowings	162,303	105,334
Cash dividends	(58,067)	(57,900)
Purchases of treasury shares	(24,000)	(24,867)
Other	(24,952)	(9,468)
Net cash provided by financing activities	55,284	13,099

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(2,670)	(3,875)

Change in cash, cash equivalents and restricted cash for period	26,260	15,657

Cash, cash equivalents and restricted cash - beginning	100,727	94,359
Cash, cash equivalents and restricted cash - ending	$126,987	$110,016

CALCULATION OF NON-GAAP FREE CASH FLOW LESS PRODUCT DEVELOPMENT SPENDING (2)

	Nine Months Ended January 31,
	2023	2022
Net cash provided by operating activities	$53,718	$158,484
Less: Additions to technology, property, and equipment	(57,616)	(60,668)
Less: Product development spending	(17,763)	(20,388)
Free cash flow less product development spending	$(21,661)	$77,428

Notes:
(1) The supplementary information included in this press release for the nine months ended January 31, 2023 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) See Explanation of Usage of Non-GAAP Performance Measures included in this supplemental information.

JOHN WILEY & SONS, INC.
EXPLANATION OF USAGE OF NON-GAAP PERFORMANCE MEASURES
In this earnings release and supplemental information, management may present the following non-GAAP performance measures:
•Adjusted Earnings Per Share (Adjusted EPS);
•Free Cash Flow less Product Development Spending;
•Adjusted Contribution to Profit and margin;
•Adjusted Operating Income and margin;
•Adjusted Income Before Taxes;
•Adjusted Income Tax Provision;
•Adjusted Effective Tax Rate;
•EBITDA, Adjusted EBITDA and margin;
•Organic revenue; and
•Results on a constant currency basis.
Management uses these non-GAAP performance measures as supplemental indicators of our operating performance and financial position as well as for internal reporting and forecasting purposes, when publicly providing our outlook, to evaluate our performance and calculate incentive compensation.
We present these non-GAAP performance measures in addition to US GAAP financial results because we believe that these non-GAAP performance measures provide useful information to certain investors and financial analysts for operational trends and comparisons over time. The use of these non-GAAP performance measures may also provide a consistent basis to evaluate operating profitability and performance trends by excluding items that we do not consider to be controllable activities for this purpose.
The performance metric used by our chief operating decision maker to evaluate performance of our reportable segments is Adjusted Contribution to Profit. We present both Adjusted Contribution to Profit and Adjusted EBITDA for each of our reportable segments as we believe Adjusted EBITDA provides additional useful information to certain investors and financial analysts for operational trends and comparisons over time. It removes the impact of depreciation and amortization expense, as well as presents a consistent basis to evaluate operating profitability and compare our financial performance to that of our peer companies and competitors.
For example:
•Adjusted EPS, Adjusted Contribution to Profit, Adjusted Operating Income, Adjusted Income Before Taxes, Adjusted Income Tax Provision, Adjusted Effective Tax Rate, Adjusted EBITDA and organic revenue (excluding acquisitions) provide a more comparable basis to analyze operating results and earnings, and are measures commonly used by shareholders to measure our performance.
•Free Cash Flow less Product Development Spending helps assess our ability, over the long term, to create value for our shareholders as it represents cash available to repay debt, pay common stock dividends, and fund share repurchases and acquisitions.
•Results on a constant currency basis remove distortion from the effects of foreign currency movements to provide better comparability of our business trends from period to period. We measure our performance excluding the impact of foreign currency (or at constant currency), which means that we apply the same foreign currency exchange rates for the current and equivalent prior period.
In addition, we have historically provided these or similar non-GAAP performance measures and understand that some investors and financial analysts find this information helpful in analyzing our operating margins and net income, and in comparing our financial performance to that of our peer companies and competitors. Based on interactions with investors, we also believe that our non-GAAP performance measures are regarded as useful to our investors as supplemental to our US GAAP financial results, and that there is no confusion regarding the adjustments or our operating performance to our investors due to the comprehensive nature of our disclosures.
We have not provided our 2023 outlook for the most directly comparable US GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses.
These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with US GAAP.
Non-GAAP performance measures do not have standardized meanings prescribed by US GAAP and therefore may not be comparable to the calculation of similar measures used by other companies and should not be viewed as alternatives to measures of financial results under US GAAP. The adjusted metrics have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, US GAAP information. It does not purport to represent any similarly titled US GAAP information and is not an indicator of our performance under US GAAP. Non-GAAP financial metrics that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-GAAP measures.